                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. )/1/


                            SIGNATURE RESORTS, INC.
                            -----------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   82668B106
                                   ---------
                                 (CUSIP Number)


-----------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 82668B106                   13G                PAGE 2 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      Canpartners Incorporated

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,474,511

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,474,511

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,334,575

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
10
                                                                           [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      13.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 82668B106                   13G                PAGE 3 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      Joshua S. Friedman

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,761,199
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,761,199
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,334,575

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
10
                                                                           [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      13.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 82668B106                   13G                PAGE 4 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      R. Christian B. Evensen

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,761,199
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,761,199
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,334,575

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
10
                                                                           [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      13.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 82668B106                   13G                PAGE 5 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      Mitchell R. Julis

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            286,688

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,474,511
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             286,688

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,474,511
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,334,575

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
10
                                                                           [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      13.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(a).   NAME OF ISSUER:

     This statement on Schedule 13G relates to Common Stock of Signature Resorts, Inc. ("Signature").

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     The principle executive office of Signature is located at 5933 West Century Boulevard, Suite 210, Los Angeles, California 90045.

ITEM 2(a).   NAME OF PERSON FILING:

     The persons* filing this statement on Schedule 13G are:

     (i)    Canpartners Incorporated

     (ii)   Joshua S. Friedman

     (iii)  R. Christian B. Evensen

     (iv)   Mitchell R. Julis

     * Attached as Exhibit A is a copy of an agreement between the Persons Filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUISNESS OFFICE:

     The principal business office of the persons comprising the group filing this Schedule 13G is located at 9665 Wilshire Boulevard, Suite 200, Beverly Hills, California 90212.

ITEM 2(c).   CITIZENSHIP:

     Canpartners Incorporated is a California Corporation.  Joshua S. Friedman,
R. Christian B. Evensen, and Mitchell R. Julis are all citizens of the U.S.

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

     The class of securities beneficially owned by the persons filing this statement is common stock.

ITEM 2(e).   CUSIP NUMBER:

     The CUSIP Number is 82668B106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a)     [ ]   Broker or dealer registered under Section 15 of the Act,

     (b)     [ ]   Bank as defined in Section 3(a)(6) of the Act,

     (c)     [ ]   Insurance Company as defined in Section 3(a)(19) of the Act,

     (d)     [ ]   Investment Company registered under Section 8 of the
                   Investment Compnay Act,

     (e)     [ ]   Investment Adviser registered under Section 203 of the
                   Investment Advisers Act of 1940,

     (f)     [ ]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Empoyee Retirement Income Security Act of
                   1974 or Endowment Fund, see 13d-1(b)(1)(ii)(F),

     (g)     [ ]   Parent Holding Company, in accordance with Rule 13d-
                   1(b)(ii)(G), see Item 7,

     (h)     [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.      OWNERSHIP:

     The information in items 1 and 5 through 11 on the cover pages (pp.2 -5) on
Schedule 13G is hereby incorporated by reference.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. [ ]

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

     Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

     This group has filed this schedule 13G pursuant to Rule 13d-1(c) and the identity of each member of the group is stated in Exhibit B attached hereto.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP:

     Not applicable.

ITEM 10.     CERTIFICATION

     Not applicable.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 21, 1997
                                    CANPARTNERS INCORPORATED,
                                    a California corporation


                                    By: /s/ Joshua S. Friedman
                                        --------------------------------
                                        Name:  Joshua S. Friedman
                                        Title: Vice President


                                        JOSHUA S. FRIEDMAN

                                        /s/ Joshua S. Friedman
                                        --------------------------------
                                        Joshua S. Friedman


                                        MITCHELL R. JULIS


                                        /s/ Mitchell R. Julis
                                        ---------------------------------
                                        Mitchell R. Julis


                                        R. CHRISTIAN B. EVENSEN


                                        /s/ R. Christian B. Evensen
                                        -----------------------------------
                                        R. Christian B. Evensen

                                                                       EXHIBIT A

                        AGREEMENT REGARDING JOINT FILING
                        --------------------------------


     The undersigned hereby agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of Signature Resorts, Inc.


     Dated:  January 21, 1997


                                    CANPARTNERS INCORPORATED,
                                    a California corporation


                                    By: /s/ Joshua S. Friedman
                                        --------------------------------
                                        Name:  Joshua S. Friedman
                                        Title: Vice President


                                        JOSHUA S. FRIEDMAN

                                        /s/ Joshua S. Friedman
                                        --------------------------------
                                        Joshua S. Friedman


                                        MITCHELL R. JULIS


                                        /s/ Mitchell R. Julis
                                        ----------------------------------
                                        Mitchell R. Julis


                                        R. CHRISTIAN B. EVENSEN


                                        /s/ R. Christian B. Evensen
                                        ----------------------------------
                                        R. Christian B. Evensen

                                                                       EXHIBIT B

           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     This exhibit is filed in response to Item 8. Canpartners Incorporated ("Canyon") is the direct owner of 123,269 shares of common stock of Signature Resorts, Inc. ("shares"). In addition, Canyon is the sole general partner of 3 limited partnerships which are the holders of record of the following amounts:

               CPI Securities L.P.                     927,274
               Canpartners Investments II, L.P.        380,003
               Canpartners Investments V, L.P.          43,965
                                                     ---------
                    TOTAL                            1,351,242

Thus, Canyon may be deemed to beneficially own and have sole voting and dispositive power over a total of 1,474,511 shares.

     Joshua S. Friedman, R. Christian B. Evensen, and Mitchell R. Julis are the sole shareholders and directors of Canyon and may be deemed to share beneficial ownership of the shares shown as owned by Canyon and the indicated limited partnerships.

     In addition, Beth C. Friedman, the wife of Joshua S. Friedman, owns 286,688 shares of which Joshua S. Friedman may be deemed to share beneficial ownership. Thus, Joshua S. Friedman may be deemed to share beneficial ownership of and share voting and dispositive power over a total of 1,761,199 shares.

     Also, Loretta G. Evensen, the wife of R. Christian B. Evensen, owns 286,688 shares of which R. Christian B. Evensen may be deemed to share beneficial ownership. Thus, R. Christian B. Evensen may be deemed to share beneficial ownership of and share voting and dispositive power over a total of 1,761,199 shares.

     Mitchell R. Julis directly owns 286,688 shares. Thus, Mitchell R. Julis has sole voting and dispositive power over 286,688 shares and shares voting and dispositive power over 1,474,511 shares.